                                                                    Exhibit 99.1
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                         AGREEMENT AND PLAN OF MERGER
                                      AND
                                REORGANIZATION


                                     among


                             Clarent Corporation,
                            a Delaware Corporation;


                         Copper Acquisition Sub, Inc.,
                            a Delaware Corporation;


                                      and


                              ACT Networks, Inc.,
                            a Delaware Corporation



                    _____________________________________

                            Dated as of May 1, 2000

                    _____________________________________


--------------------------------------------------------------------------------

                              AGREEMENT AND PLAN
                                      OF
                           MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of May 1, 2000, by and among: Clarent Corporation, a Delaware corporation ("Parent"); Copper Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and ACT Networks, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                   Recitals


     A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and General Corporation Law of the State of Delaware, as amended (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a purchase.

     C. The Board of Directors of the Company has (i) determined that the Merger is consistent with and in furtherance of the long-term strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt this Agreement.

     D. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement and the Merger.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the stockholders of the Company listed on Exhibit B hereto is entering into a voting agreement substantially in the form attached hereto as Exhibit C ("Voting Agreement").

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the Persons identified on Exhibit D hereto is entering into an affiliate agreement substantially in the form attached hereto as Exhibit E ("Affiliate Agreement").

     G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company is entering into a stock option agreement substantially in the form attached hereto as Exhibit F ("Stock Option Agreement"), pursuant to which the Company grant to Parent the right to purchase up to 19.9%

                                       1.

of the Company Common Stock on a primary basis prior to the Effective Time (as defined hereunder).

                                   Agreement

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION.

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware (the date and time of such filing being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of Parent.

     1.4 Subsequent Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name an on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

                                       2.

          (a) the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws substantially in the form attached hereto as Exhibits G-1 and G-2, respectively; and

          (b) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time, until their respective successors are elected and qualified or duly appointed, as the case may be.

     1.6  Conversion of Shares.

          (a) Subject to Section 1.6(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

               (i) any shares of Company Common Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (III) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.6(b) and 1.6(d), each share of Company Common Stock then outstanding shall be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall be 0.2546 (the "Initial Fraction"); provided, however, that:

                     (1) if the result of the multiplication of the Initial Fraction by the Closing Price is greater than $18.00 per share, then the Exchange Ratio shall be the fraction (calculated to four decimal places) having a numerator equal to $18.00 and a denominator equal to the Closing Price; or

                     (2) if the result of the multiplication of the Initial Fraction by the Closing Price is less than $14.00 per share, then the Exchange Ratio shall be the fraction (calculated to four decimal places) having a numerator equal to $14.00 and a denominator equal to the Closing Price.

               (iv) each share of the common stock, $.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock, $.001 par value per share, of the Surviving Corporation.

          (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction,

                                       3.

then the Exchange Ratio shall be appropriately adjusted to reflect the economic effects intended by Section 1.6(a).

          (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the 4:00 p.m. (Eastern Time) closing price of a share of Parent Common Stock as reported on Nasdaq on the Effective Date.

     1.7 Stock Options. At the Effective Time, all Company Options (as defined in Section 2.3(b)) shall be assumed by Parent in accordance with Section 5.3.

     1.8 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed at the close of business on the day during which the Effective Time occurs. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after such date and time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.9), to the Surviving Corporation or to Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

     1.9  Exchange of Certificates.

          (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with

                                       4.

Section 1.6(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates
(i) a letter of transmittal in customary form and containing such provisions as Parent and the Company shall reasonably agree upon (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.6(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as are customarily required by the Exchange Agent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a)(iii) together with any cash in lieu of fractional share(s) pursuant to the provisions of Section 1.6(d), and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.9(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (c) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company ("Affiliate") until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 6.6(a).

          (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one hundred and eighty
(180) days after the date during which the Effective Time occurs shall be delivered to Parent upon demand, and any

                                       5.

holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

            (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

     1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.11 Accounting Consequences. For accounting purposes, the Merger is intended to be treated as a purchase.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth in the disclosure letter that has been prepared by the Company in accordance with the requirements of Section 9.7 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     2.1    Due Organization; Subsidiaries; Etc.

            (a) The Company has no Subsidiaries, except for the Entities identified in Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 or in Part 2.1(a) of the Company Disclosure Letter; and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any other Entity, other than short term investments and memberships in trade groups. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Companies.") None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

                                       6.

None of the Acquired Companies has, at any time, been a general partner of any general partnership, limited partnership or other entity.

          (b) Except as set forth in Part 2.1(a) of the Company Disclosure Letter, each of the Acquired Companies is a corporation or other Entity duly organized, validly existing and in good standing (in jurisdiction that recognize such concept) under the laws of the jurisdiction of its organization and has all requisite power and authority and any necessary governmental authority, franchise, license, certificate or permit: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Acquired Company Contracts, except where the failure to be so organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

          (c) Each of the Acquired Companies is qualified to do business as a foreign Entity, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

     2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Companies, including all amendments thereto. None of the Acquired Companies is in violation of any of the provisions of its articles of incorporation or bylaws or equivalent governing instruments.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, of which, as of March 31, 2000, 10,482,963 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) have been issued and are outstanding. The Company does not have any shares of preferred stock authorized. As of March 31, 2000, there were 88,363 shares of Company Common Stock available for purchase pursuant to the Company's Employee Stock Purchase Plan. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of March 31, 2000, there were no shares of Company Common Stock held in treasury by the Company and no shares of stock held in treasury by any of the other Acquired Companies. Except as set forth in Part 2.3(a)(ii) of the Company Disclosure Letter, (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will,

                                       7.

without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract. Except as set forth in Part 2.3(a)(ii) of the Company Disclosure Letter, none of the Acquired Companies is under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

          (b) As of March 31, 2000, 2,839,491 shares (which amount does not materially differ from the amount subject to options outstanding as of the date of this Agreement) of Company Common Stock were subject to issuance pursuant to outstanding options to purchase Company Common Stock. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company's stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as "Company Options"). Part 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of March 31, 2000: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options and the form of all stock option agreements evidencing such options. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option, except that each outstanding Company Option held by an optionee will vest and become exercisable for all the option shares on an accelerated basis should an Involuntary Termination (as such term is defined in the applicable stock option agreement for each such Company Option) of that optionee's service with the Surviving Corporation occur within eighteen months after the Effective Time.

          (c) Except as set forth in Part 2.3(c) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities any of the Acquired Companies; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.

          (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Acquired

                                       8.

Company Contracts, except where the failure to be issued or granted in compliance therewith has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

          (e) All of the outstanding shares of capital stock of each of the Entities identified in Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and in Part 2.1(a) of the Company Disclosure Letter are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

     2.4  SEC Filings; Financial Statements.

          (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1999, and all amendments thereto (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the "Company SEC Documents"). All such statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act; and (ii) none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including any related notes and schedules) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except for changes in accounting principles disclosed in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included. All financial statements (including all related notes and schedules) contained in Company SEC Documents filed after the date hereof shall meet the conditions set forth in (i), (ii) and (iii) of this Section 2.4(b).

                                       9.

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Letter, between December 31, 1999 and the date of this Agreement:

          (a) there has not been any Material Adverse Effect on the Acquired Companies;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Companies (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies;

          (c) none of the Acquired Companies has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) none of the Acquired Companies has sold, issued or granted, or authorized the issuance or grant of (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option or Company Warrant, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies, and none of the Acquired Companies has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies between December 31, 1999 and the date of this Agreement, exceeds $500,000 in the aggregate;

          (h) except in the ordinary course of business and consistent with past practices, none of the Acquired Companies has amended or prematurely terminated, or waived any material right or remedy under, any Material Contract (as defined in Section 2.9);

          (i) none of the Acquired Companies has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed, sold or disposed of, or rights waived or relinquished, in the ordinary course of business and consistent with past practices;

                                      10.

          (j) none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000;

          (k) none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of made in the ordinary course of business and consistent with past practices;

          (l) none of the Acquired Companies has (i) lent in excess of $50,000 to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money in excess of $200,000;

          (m) none of the Acquired Companies has (i) established, adopted or entered into any Plan (as defined in Section 2.16(a)), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (n) none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any material respect other than as required by GAAP;

          (o) none of the Acquired Companies has made any material Tax election;

          (p) none of the Acquired Companies has commenced or settled any material Legal Proceeding;

          (q) none of the Acquired Companies has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Companies;

          (r) none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

          (s) none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6 Leasehold; Real Property; Equipment. None of the Acquired Companies own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.6 of the Company Disclosure Letter. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Acquired Companies. As of the date of this Agreement, all material items of equipment and other material tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for

                                      11.

the conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted.

     2.7  Receivables; Customers.

          (a) Part 2.7(a) of the Company Disclosure Letter provides an accurate and complete breakdown and aging of all accounts receivable of the Acquired Companies in excess of $250,000 in any individual case as of the date of the Company Unaudited Interim Balance Sheet. All accounts receivable of the Acquired Companies in excess of $250,000 in any individual case (including such accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and such accounts receivable that have arisen since the date of the Company Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business, (ii) except as set forth in the Company's aging of accounts receivable previously provided to Parent, are current and will be collected in full when due, without any counterclaim or set off and are not subject to any dispute or threat of nonpayment (net of the allowance for doubtful accounts set forth on the Company Unaudited Interim Balance Sheet and an additional amount not to exceed $1,000,000 in the aggregate) and (iii) except as set forth in Part 2.7(a)(iii) of the Company Disclosure Letter, represent revenues that have been recognized in accordance with GAAP.

          (b) As of the date of this Agreement, there are no loans or advances in excess of $50,000 made by any of the Acquired Companies to any employee, director, consultant or independent contract of such Acquired Company, other than routine travel or relocation advances made to employees in the ordinary course of business.

          (c) Part 2.7(c) of the Company Disclosure Letter accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (a) more than $400,000 of the consolidated gross revenues of the Acquired Companies in the fiscal year ended 1999, or (b) more than $100,000 of the consolidated gross revenues of the Acquired Companies in the fiscal quarter ended March 31, 2000. Since December 31, 1999, the Company has not received any notice or other written communication, and has not received any other information, indicating that any customer or other Person identified in Part 2.7 of the Company Disclosure Letter will cease dealing with the Company or will otherwise reduce the volume of business transacted by such Person with the Company materially below historical levels. Since December 31, 1999, the Company has not received any material customer complaints concerning its material products and/or its services.

     2.8  Proprietary Assets.

          (a) Part 2.8(a)(i) of the Company Disclosure Letter sets forth, with respect to each Acquired Company Proprietary Asset owned by the Acquired Companies and registered with any Governmental Body or for which an application for registration has been filed with any Governmental Body, (i) a brief description of such Acquired Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.8(a)(ii) of the Company Disclosure Letter identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Companies that are material to the business of the

                                      12.

Acquired Companies. Part 2.8(a)(iii) of the Company Disclosure Letter identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $100,000 with respect to, each Acquired Company Proprietary Asset that is licensed or otherwise made available to the Acquired Companies by any Person and is material to the business of the Acquired Companies (except for any Proprietary Asset that is licensed to the Acquired Companies under any third party software license generally available to the public), and identifies the Contract under which such Acquired Company Proprietary Asset is being licensed or otherwise made available to such Acquired Company. The Acquired Companies have good and valid title to all of the Acquired Company Proprietary Assets identified in Parts 2.8(a)(i) and 2.8(a)(ii) of the Company Disclosure Letter, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies. The Acquired Companies have a valid right to use, license and otherwise exploit all Acquired Company Proprietary Assets identified in Part 2.8(a)(iii) of the Company Disclosure Letter, subject to the limitations and restrictions expressly set forth in the applicable Contract pursuant to which such Proprietary Assets are being licensed or otherwise made available to the Acquired Companies. None of the Acquired Companies has developed jointly with any other Person any Acquired Company Proprietary Asset that is material to the business of the Acquired Companies with respect to which such other Person has any rights. Except as set forth in Part 2.8(a)(iv) of the Company Disclosure Letter, there is no Acquired Company Contract (with the exception of license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Company Proprietary Asset.

          (b) The Acquired Companies have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Acquired Company Proprietary Assets (except Acquired Company Proprietary Assets whose value would be unimpaired by disclosure). No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Company Proprietary Asset.

          (c) To the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Companies are valid, enforceable and subsisting; (ii) none of the Acquired Company Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Companies (either by itself or with any other Person) infringes, misappropriates or violates any Proprietary Asset owned by any other Person;
(iii) except as set forth in Part 2.8(c)(iii) of the Company Disclosure Letter, none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Companies is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Companies has received any notice or written communication of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or violates, any Acquired Company Proprietary Asset.

                                      13.

     (d) To the knowledge of the Company, each material product, system, program or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any Acquired Company to any Person conforms with any applicable specification or user documentation made or provided with respect thereto by or on behalf of the Acquired Company, except (i) where the failure to conform has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies and (ii) to the extent that any nonconformance does not result in liabilities in excess of the reserves set forth in the Unaudited Interim Balance Sheet or accrued after the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices. Except as set forth in Part 2.8(d) of the Company Disclosure Letter, there has not been any claim by any customer or other Person alleging that any Acquired Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Acquired Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Acquired Company.

     (e) The Acquired Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Companies to conduct their business in the manner in which such business has been and is being conducted. None of the Acquired Companies has (i) licensed any of the Acquired Company Proprietary Assets to any Person on an exclusive basis, or (ii) except as set forth in Part 2.8(e)of the Company Disclosure Letter, entered into any covenant not to compete or Contract limiting its ability to exploit fully any Acquired Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

     (f) All employees set forth in Part 2.8(f) of the Company Disclosure Letter have executed and delivered an agreement to the Company (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employment Agreement or Employee Agreement previously delivered to Parent by the Company. Substantially all other current and substantially all former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of confidential information and invention assignment agreement previously delivered to Parent. Substantially all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consultant confidential information and invention assignment agreement previously delivered to Parent.

     (g) Except as set forth in Part 2.8(g) of the Company Disclosure Letter, to the knowledge of the Company, each of the Acquired Companies has taken adequate steps to ensure that all software (and related Proprietary Assets) owned or used by any of the Acquired Companies is Year 2000 Compliant (as defined below). For purposes of this Agreement, an item of software (and related Proprietary Assets) are deemed to be "Year 2000 Compliant" only if (i) the functions, calculations, and other computing processes of such software (and related Proprietary Assets) perform in a consistent and correct manner without interruption regardless of the date on which such functions, calculations or other processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) such software (and related Proprietary Assets) accept and respond to year

                                      14.

input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; and (iii) such software (and related Proprietary Assets) determine leap years by the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00; but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

     2.9    Contracts.

            (a) Part 2.9 of the Company Disclosure Letter identifies each Acquired Company Contract in effect as of the date of this Agreement that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

                 (i) (A) any Contract or outstanding offer relating to the employment of, or the performance of services by, any employee (other than Contracts that (1) provide for "at will" employment and (2) do not provide for severance, termination or similar benefits or acceleration of stock options other than in accordance with the terms of the Company's stock option plans and severance plans previously provided to Parent), and (B) any Contract pursuant to which any of the Acquired Companies is required to make any severance, termination or similar payment to any current or former employee or director of any of the Acquired Companies, other than in accordance with the terms of the Company's stock option plans and severance plans previously provided to Parent;

                 (ii) any Contract (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Companies under any third party software license generally available to the public, or (2) any Proprietary Asset is licensed by any of the Acquired Companies to any Person on a non-exclusive basis), or (B) pursuant to which any Acquired Company Proprietary Asset has been licensed or otherwise made available to any Person that constitutes one of the top 20 customers (based on revenues) of the Acquired Companies during the fiscal year ended June 30, 1999 or during the six months ended December 31, 1999;

                 (iii) any Contract which provides for indemnification of any officer, director, employee or agent of any of the Acquired Companies;

                 (iv) any Contract imposing any restriction on the right or ability of any Acquired Company (A) to compete in any market or geographic area with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

                 (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than Company Options or Company Warrants outstanding as of the date of this Agreement), (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to

                                      15.

any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                 (vi) any Contract requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                 (vii) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for license agreements, maintenance agreements, distribution agreements and supply agreements entered into in the ordinary course of business consistent with past practices;

                 (viii) any Contract (other than a Contract entered into in the ordinary course of business) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Company and any contractor or subcontractor to any Governmental Body);

                 (ix) any Contract that has a stated term of more than 180 days and that may not be terminated by an Acquired Company (without penalty) within 180 days after the delivery of a termination notice by such Acquired Company;

                 (x) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, and any Contract that contemplates or involves the performance of services having a value in excess of $500,000 in the aggregate;

                 (xi) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                 (xii) any joint marketing or development Contract currently in force under which an Acquired Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material Contract pursuant to which an Acquired Company has continuing material obligations to jointly develop any Proprietary Asset that will not be owned, in whole or in part, by an Acquired Company and which may not be canceled without penalty upon notice of 180 days or less;

                 (xiii) any Contract currently in force to disclose or deliver to any Person, or permit the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Acquired Company Proprietary Asset that is material to the Acquired Companies taken as a whole; and

                                      16.

                 (xiv) any Contract (not otherwise identified in clauses "(i)" through "(xiii)" of this sentence) that could reasonably be expected to have a material effect on (A) the business, financial condition, capitalization, assets, liabilities, operations, financial performance or prospects of any of the Acquired Companies or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by, this Agreement or the Stock Option Agreement.

            (b) Each Acquired Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable by an Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the knowledge of the Company, no Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

            (c) (i) None of the Acquired Companies has violated or breached, or committed any default under, any Acquired Company Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Company Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Company Contract,
(C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Company Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Company Contract, except in each such case for violations, breaches, defaults, remedies, rebates, chargebacks, penalties, changes in delivery schedules, cancellation rights, acceleration rights, termination rights, modification rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; (iii) none of the Acquired Companies or any of their Representatives has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and
(iv) each of the Acquired Companies has obtained all necessary export licenses related to the export of its products.

            (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract, except for any Material Contract which is being renegotiated or provides for renegotiation pursuant to its terms in each case in the ordinary course of business.

                                      17.

     2.10   Sale of Products; Performance of Services

                    (a) Each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Companies to any Person: (i) substantially conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any bug, virus, design defect or other defect that
(A) would not adversely affect in any material respect such product, system, program, Proprietary Asset or other asset (or the operation or performance thereof), or (B) could be fixed in the ordinary course of business through the performance of ordinary maintenance activities.

                    (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Companies were performed properly in all material respects and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

                    (c) Since March 31, 2000, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Companies under or based upon any warranty provided by or on behalf of any of the Acquired Companies, or based upon any services performed by any of the Acquired Companies, other than routine and ordinary claims in the ordinary course of business consistent with past practice.

     2.11 Liabilities. The Acquired Companies do not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of or in the notes to the Company Unaudited Interim Balance Sheet or the Company's audited consolidated balance sheet for the year ended June 30, 1999; (b) liabilities that have been incurred by the Acquired Companies since the date of the Company Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices, or (c) liabilities which have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

     2.12 Compliance with Legal Requirements. Each of the Acquired Companies has complied and is in compliance with all applicable Legal Requirements (including with respect to the operation and administration of each of the Plans and with respect to Environmental Laws), except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. None of the Acquired Companies has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

     2.13 Certain Business Practices. None of the Acquired Companies, and (to the knowledge of the Company) no director, officer, agent or employee of any of the Acquired Companies has, on behalf of any of the Acquired Companies, (i) used any funds for unlawful

                                      18.

contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.14   Governmental Authorizations.

            (a) The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Company is, and at all times since January 1, 1999 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Since January 1, 1999, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

            (b) Part 2.14(b) of the Company Disclosure Letter describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Companies by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Companies is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Letter. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Letter.

     2.15   Tax Matters.

            (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Companies with any Governmental Body on or before the Closing Date (the "Acquired Company Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                                      19.

            (b) Except as set forth in Part 2.15(b) of the Company Disclosure Letter, the Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Acquired Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from January 1, 2000 through the Closing Date.

            (c) Except as set forth in Part 2.15(c) of the Company Disclosure Letter, no Acquired Company Return has prior to the date of this Agreement been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Company.

            (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any material Tax. Except as set forth in Part 2.15(d) of the Company Disclosure Letter, there are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable. None of the Acquired Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Companies has been, and none of the Acquired Companies will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (e)  Except for any parachute payment which may arise under Code
Section 280G in connection with the accelerated vesting of the outstanding Company Options held by an optionee whose service with the Surviving Corporation is terminated by reason of an Involuntary Termination (as such term is defined in the applicable stock option agreement for each such Company Option) within eighteen months after the Effective Time, and except as set forth in Part 2.15(e) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Companies that, individually or in the aggregate with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Sections 162(b) through (o) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Companies is, or has ever been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract, and none of the Acquired Companies is or has ever been a "distributing corporation" within the meaning of Section 355 of the Code.

                                      20.

            (f) None of the Acquired Companies have taken or agreed to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code nor have any of the Acquired Companies omitted to take any action which omission would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

     2.16   Employee and Labor Matters; Benefit Plans.

            (a) Part 2.16(a) of the Company Disclosure Letter identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies as of the date of this Agreement for the benefit of any current or former employee of any of the Acquired Companies. Part 2.16(a) of the Company Disclosure Letter also identifies each Legal Requirement pursuant to which any of the Acquired Companies is required, as of the date of this Agreement, to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction.

            (b) Except as set forth in Part 2.16(b) of the Company Disclosure Letter, none of the Acquired Companies maintains, sponsors or contributes to, and none of the Acquired Companies has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of any of the Acquired Companies (a "Pension Plan"). None of the Plans identified in Part 2.16(a) of the Company Disclosure Letter is subject to Title IV of ERISA or
Section 412 of the Code.

            (c) Except as set forth in Part 2.16(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the Acquired Companies maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of any current or former employees or directors of any of the Acquired Companies (a "Welfare Plan"), or
(ii) self-funded medical, dental or other similar Plan. None of the Plans identified in Part 2.16(a) of the Company Disclosure Letter is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

            (d) With respect to each Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) except as set forth in Part 2.16(d)(ii) of the Company Disclosure Letter, an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments

                                      21.

thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record-keeping agreements; and
(vi) except as set forth in Part 2.16(d)(vi) of the Company Disclosure Letter, an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

            (e) None of the Acquired Companies is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Companies has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Plans identified in the Company Disclosure Letter is a multi-employer plan (within the meaning of Section 3(37) of ERISA). None of the Acquired Companies has ever made a complete or partial withdrawal from a multi-employer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f) None of the Acquired Companies has, as of the date of this Agreement, any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Companies.

            (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Companies after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

            (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.
Part 2.16(h) of the Company Disclosure Letter describes all obligations of the Acquired Companies as of the date of this Agreement under any of the provisions of COBRA.

            (i) Except as set forth in Part 2.16(i) of the Company Disclosure Letter, each of the Plans intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such determination, or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination.

                                      22.

            (j) Except as set forth in Part 2.16(j) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Companies (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing, the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options. However, each outstanding Company Option held by an optionee will vest and become exercisable for all the option shares on an accelerated basis should an Involuntary Termination (as such term is defined in the applicable stock option agreement for each such Company Option) of that optionee's service with the Surviving Corporation occur within eighteen months after the Effective Time.

            (k) Part 2.16(k) of the Company Disclosure Letter contains a list of all salaried employees of each of the Acquired Companies as of March 31, 2000, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements) and their positions. None of the Acquired Companies is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Companies are "at will" employees.

            (l) Each of the Acquired Companies has good labor relations, and, to the knowledge of the Company, (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will not have a material adverse effect on the labor relations of any of the Acquired Companies, and (ii) none of the employees of the Acquired Companies intends to terminate his or her employment with the Acquired Company with which such employee is employed.

     2.17 Environmental Matters. None of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Companies is not in compliance with any Environmental Law. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Companies, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Companies contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and
(c) none of the property leased to, controlled by or used by any of the Acquired Companies contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Company has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

                                      23.

     2.18 Insurance. Part 2.18 of the Company Disclosure Letter accurately identifies all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Each of such insurance policies is in full force and effect. Since January 1, 1999, none of the Acquired Companies has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except for events similar in nature to those disclosed in the last proxy statement filed by the Company with the SEC, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Exhibit D identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.

     2.20   Legal Proceedings; Orders.

            (a) There is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, including, without limitation, any Acquired Company Proprietary Asset; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, cause or provide a basis for a director, officer or other Representative of any of the Acquired Companies to seek indemnification from, or commence a Legal Proceeding against or involving, any of the Acquired Companies.

            (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject. To the knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

     2.21 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement and under the Stock Option Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and unanimously approved

                                      24.

the Merger, (c) unanimously recommended the approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 4.4(a)), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. Assuming the due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement and the Stock Option Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of those certain Voting Agreements of even date herewith and prior to the execution of the Stock Option Agreement, the Board of Directors of the Company approved said Voting Agreements and said Stock Option Agreement and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

     2.22 Inapplicability of Section 2115 of California Corporations Code. The Acquired Companies are not subject to Section 2115 of the California Corporations Code.

     2.23 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Meeting (the "Required Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.24 Non-Contravention; Consents. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement by the Company, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Companies;

            (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;

                                      25.

            (d) except as set forth in Part 2.24(d) of the Company Disclosure Letter, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract, (iii) accelerate the maturity or performance of any such Material Contract, or (iv) cancel, terminate or modify any term of such Material Contract; or

            (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).

Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act and any foreign antitrust law or regulation, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, the Stock Option Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

     2.25 Fairness Opinion. The Company's Board of Directors has received the opinion of Dain Rauscher Wessels, financial advisor to the Company, as of the date of this Agreement, to the effect that the consideration to be received by the stockholders of the Company in the Merger is fair to the stockholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of the written opinion of Dain Rauscher Wessels to the effect referred to in the preceding sentence to Parent as soon as practicable following the execution of this Agreement.

     2.26 Financial Advisor. Except for Dain Rauscher Wessels, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to or may become payable and all indemnification and other agreements related to the engagement of Dain Rauscher Wessels.

                                      26.

     2.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

     Except set forth in the disclosure letter delivered to the Company on the date of this Agreement and signed by an executive officer of Parent (the "Parent Disclosure Letter"), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

     3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub.

     3.2   Capitalization, Etc.

           (a) The authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock, $.001 par value per share, of which, as of March 31, 2000, approximately 32,370,142 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) have been issued and were outstanding; and (ii) 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding as of the date of this Agreement. As of March 31, 2000, there were 600,000 shares of Parent Common Stock available for purchase pursuant to Parent's Employee Stock Purchase Plan. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Parent Common Stock held in treasury by Parent.

           (b) As of March 31, 2000, approximately 8,261,506 shares (which amount does not materially differ from the amount subject to options outstanding as of the date of this Agreement) of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase Parent Common Stock ("Parent Options"). As of March 31, 2000, 3,000 shares of

                                      27.

Parent Common Stock were subject to issuance pursuant to outstanding warrants to purchase Parent Common Stock ("Parent Warrants").

           (c) As of the date of this Agreement, except as set forth in Section 3.2(b) or as set forth in Part 3.2(c) of the Parent Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

           (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options, all outstanding Parent Warrants and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts, except where the failure to be issued or granted in compliance therewith has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

     3.3   SEC Filings; Financial Statements.

           (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1999 (collectively, with all information incorporate by reference therein or deemed to be incorporated by reference therein, the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act ; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and
(iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective

                                      28.

dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included. All financial statements (including all related notes and schedules) contained in Parent SEC Documents filed after the date hereof shall meet the conditions set forth in (i), (ii) and (iii) of this Section 3.3(b).

     3.4 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

     3.5 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.6 Non-Contravention; Consents. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by Parent, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement by Parent, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of Parent or Merger Sub;

           (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject;

           (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel,

                                      29.

terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent;

           (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Contract, (iii) accelerate the maturity or performance of any such material Contract, or (iv) cancel, terminate or modify any term of such material Contract; or

           (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent).

Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Proxy Statement/Prospectus), neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, the Stock Option Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

     3.7 Absence of Changes. Between March 31, 2000 and the date of this Agreement, there has not been any Material Adverse Effect on Parent.

     3.8 Financial Advisor. Except for Thomas Weisel Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     3.9 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY.

     4.1   Access and Investigation.

           (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Companies to: (i) provide Parent and Parent's Representatives with reasonable access at all reasonable times to the Acquired Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such

                                      30.
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additional financial, operating and other data and information regarding the
Acquired Companies, as Parent may reasonably request.

           (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

                (i) all material operating and financial reports prepared by the Company and its Subsidiaries and delivered to the Company's senior management, including (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Companies and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports delivered to the Company's senior management;

                (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

                (iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Companies to any party to any Acquired Company Contract or sent to any of the Acquired Companies by any party to any Acquired Company Contract (other than any communication that relates solely to routine commercial transactions between the applicable Acquired Company and the other party to any such Acquired Company Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

                (iv) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

                (v) to the extent permitted by law, rule or regulation, any material notice, report or other document received by any of the Acquired Companies from any Governmental Body.

     4.2   Operation of the Company's Business.

           (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.18 other than those insurance policies that expire at the end of their stated term (which shall be replaced with similar insurance policies); (iv) the Company shall provide all notices, assurances and support required by any Acquired Company Contract relating to any Acquired Company Proprietary Asset in order to ensure that no condition under such Acquired Company Contract occurs that would reasonably be expected to result in, or would reasonably be

                                      31.

expected to increase the likelihood of, (A) any transfer or disclosure by any Acquired Company of any Acquired Company Proprietary Asset, or (B) a release from any escrow of any Acquired Company Proprietary Asset that has been deposited or is required to be deposited in escrow under the terms of such Acquired Company Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or threatened against, relating to or involving or otherwise affecting any of the Acquired Companies that relates to the consummation of the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent reasonably requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company's business.

           (b) During the Pre-Closing, unless otherwise contemplated by this Agreement, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and shall not permit any of the other Acquired Companies to:

                (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                (ii)   sell, issue, grant or authorize the issuance or grant of
(A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement, (2) the Company may, in the ordinary course of business and consistent with past practices, grant Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options) to employees of the Company under its Plans to purchase no more than a total of 100,000 shares of Company Common Stock, and (3) if an employee's employment with the Acquired Companies is terminated and such employee surrenders to the Company unvested Company Options, then, subject to the limitations set forth in clause "(xii)" of this Section 4.2(a), such unvested Company Options may be re-granted by the Company to any Person who is hired to replace such terminated employee);

                (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, consolidation of shares or similar transaction;

                                      32.

                (v) form any subsidiary or acquire any equity interest or other interest in any other Entity, other than interests in short term investments in the ordinary course of business consistent with past practices;

                (vi) make any capital expenditure (except that the Acquired Companies may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $500,000 in the aggregate);

                (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than in each case in the ordinary course of business consistent with past practices;

                (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, sold or disposed of by an Acquired Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business consistent with past practices, waive or relinquish any right;

                (ix) incur any indebtedness for borrowed money (other than (A) in connection with the financing of ordinary trade receivables; (B) pursuant to existing credit facilities; (C) in connection with leasing activities in the ordinary course of business; or (D) for tax planning purposes in the ordinary course of business) or guarantee any indebtedness of any person for borrowed money, or issue or sell any debt securities or warrants or right to acquire debt securities of any of the Acquired Companies or guarantee any debt securities of others.

                (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may make routine, reasonable salary increases in connection with the Company's customary employee review process, (B) may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans and (C) may make such amendments required by changes made to applicable law);

                (xi) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

                (xii) hire any employee at the level of vice president or above or with an annual base salary in excess of $120,000, or promote any employee to the position of officer except in order to fill a position vacated after the date of this Agreement;

                (xiii) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company or promote any employee to an officer position in the Company;

                                      33.

                (xiv) transfer or license to any Person or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any rights (including without limitation distribution rights) to the Acquired Company Proprietary Assets, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business and consistent with past practices;

                (xv) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Acquired Companies, except in the ordinary course of business consistent with past practice or lend funds to any third party (other than intra-company loans and travel advances in the ordinary course of business);

                (xvi) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies in any material respect;

                (xvii) change in any material respect its accounting policies, methods or procedures except as required by GAAP;

                (xviii) make any Tax election;

                (xix)   commence or settle any material Legal Proceeding;

                (xx) take any action which it believes when taken would, individually or in the aggregate, reasonably be expected to adversely affect or delay in any material respect the ability of any of the Parties to obtain any approval of any Governmental Body required to consummate the transactions contemplated hereby;

                (xxi) take any action to cause the share of Company Common Stock to cease to be quoted on any of the stock exchanges on which such shares are now quoted;

                (xii) take any action which it believes when taken would cause its representations and warranties contained herein to become inaccurate in any material respect;

                (xxiii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

                (xxiv) enter into any agreement requiring the consent or approval of any third party with respect to the Merger; or

                (xxv) agree or commit to take any of the actions described in clauses "(i)" through "(xxiv)" of this Section 4.2(b).

           (C) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this

                                      34.

Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter; (iv) any material breach of any covenant or obligation of the Company; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

     4.3   No Solicitation.

           (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8, the Company shall not directly or indirectly, and shall not authorize or permit any Subsidiary of the Company or any Representative of any of the Acquired Companies directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that would, individually or in the aggregate, reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that nothing herein shall prohibit the Company's Board of Directors from complying with Rules 14d-9 or 14e-2 under the Exchange Act; and provided, further, that prior to the Required Company Stockholder Approval, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Companies shall have violated in any material respect any of the restrictions set forth in this
Section 4.3, (2) the Board of Directors of the Company concludes in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Offer, (3) the Board of Directors of the Company concludes in good faith after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (4) at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish

                                      35.

nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (5) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing (x) the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this
Section 4.3 by the Company, and (y) Parent acknowledges and agrees that the taking of any action permitted by and in accordance with this Section 4.3(a) shall not constitute a breach of this Agreement.

           (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

           (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

           (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Companies is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies.

     4.4   Company Stockholders' Meeting.

           (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company may adjourn or postpone the Company Stockholders' Meeting to the extent that (i) such adjournment or postponement is necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of the applicable vote, (ii) additional time is reasonably required to solicit proxies or (iii)

                                      36.

as of the time for which the Company Stockholders' Meeting is originally scheduled there are insufficient shares represented (either in person or by proxy) necessary to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders' Meeting. The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

           (b) Subject to Section 4.4(c): (i) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

           (c) Notwithstanding anything to the contrary contained in Section 4.4(b), at any time prior to the Required Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer for an Acquisition Transaction involving the acquisition (whether by way of merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction) of more than 50% of the outstanding voting securities of the Company or the sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the business or assets of the Company is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least two business days prior notice of any meeting of the Company's Board of Directors at which such Board of Directors will consider and determine whether such offer for such an Acquisition Transaction is a Superior Offer; (iii) the Company's Board of Directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer for such an Acquisition Transaction constitutes a Superior Offer; (iv) the Company's Board of Directors determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming that the Company's Board of Directors has determined that such offer for such an Acquisition Transaction is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have violated in any material respect any of the restrictions set forth in Section 4.3.

           (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 4.4(a) shall not be limited or otherwise

                                      37.

affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

     4.5 Letter of the Company's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective, that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

     4.6 Affiliates. Not less than thirty days prior to the Effective Time, the Company shall identify all Affiliates and shall use commercially reasonable efforts to cause each Affiliate, other than those Persons listed in Exhibit D, to enter into an Affiliate Agreement prior to the Effective Time.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES.

     5.1   Registration Statement; Proxy Statement/Prospectus.

           (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Companies and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and the Company and Parent shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

           (b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required (i) to

                                      38.

qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

           (c) If, between the date of this Agreement and the Closing, the trading price of the Parent Common Stock declines and, as a result of such decline, Parent is required to issue additional shares of Parent Common Stock such that the approval of the stockholders of Parent with respect to the issuance of the shares of Parent Common Stock in the Merger is required by applicable Nasdaq rules, Parent shall use commercially reasonable efforts to obtain such stockholder approval, and the parties hereto shall act in good faith to negotiate an appropriate amendment to this Agreement (which would include, among other provisions, provisions permitting either party to refuse to consummate the Merger if such Parent stockholder approval is not obtained) to reflect that such a vote is required.

     5.2 Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

                                      39.

     5.3  Stock Options.

          (a) Subject to Section 5.3(b), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option (an "Assumed Option") in accordance with the requirements of Section 424(a) of the Code (as in effect as of the date of this Agreement) and the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Assumed Option may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share,
(iii) the per share exercise price under each Assumed Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. It is the intention of the parties that each Assumed Option shall qualify, immediately after the Effective Time, as incentive stock options under Section 422 of the Code to the same extent those options qualified as such incentive stock options immediately prior to the Effective Time. Within 20 business days after the Effective Time, Parent shall issue to each person who, immediately after the Effective Time, was a holder of an Assumed Option a document in form and substance reasonably satisfactory to the Company evidencing the foregoing assumption of such Company Option by Parent.

          (b)  Notwithstanding anything to the contrary contained in this
Section 5.3, in lieu of assuming outstanding Company Options in accordance with
Section 5.3(a), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing substantially equivalent replacement stock options in substitution therefor, which replacement stock options will include equivalent terms relating to acceleration, vesting and the effect of a change in control. Nothing in this Section 5.3(b) shall be construed to eliminate any vested right of a holder of any Company Option.

          (c) As of the Effective Time, the Company's Employee Stock Purchase Plan shall be terminated. The rights of participants in the Employee Stock Purchase Plan with respect to any offering period then underway under the Employee Stock Purchase Plan shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take commercially reasonable actions (including, if appropriate, amending the terms of the Employee Stock Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.3(c).

                                      40.

          (d) Parent agrees that all employees of the Acquired Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans and 401(k) profit-sharing plan; provided, however, that (i) nothing in this Section 5.3(d) or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or 401(k) profit-sharing plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan or 401(k) profit-sharing plan, then (upon expiration of any appropriate transition period and subject to the other provisions of Parent's health or welfare benefit plans or 401(k) profit-sharing plan), the Continuing Employees shall be eligible to participate in Parent's health and welfare benefit plans and 401(k) profit-sharing plan, to substantially the same extent as similarly situated employees of Parent. To the extent permitted by law and the terms of Parent's health and welfare benefit plans and 401(k) profit-sharing plan, Parent will provide each Continuing Employee with full credit for service as an employee of the Acquired Companies prior to the Effective Time for purposes of eligibility, vesting and determination of the level of benefits under any such health or welfare benefit plan or 401(k) profit-sharing plan of Parent. Nothing in this Section 5.3(d) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and the employment of each Continuing Employee shall be "at will" employment.

          (e) The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Acquired Companies (or in which any of the Acquired Companies participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

     5.4 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to Assumed Options as soon as reasonably practical (and in any event within 15 days) after the Effective Time.

     5.5  Indemnification of Officers and Directors.

          (a) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless (and, subject to customary undertakings, provide advancement of expenses to) the directors and officers of the Company and those Persons serving, at the request of the Company, as an officer or director of another Person, for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Persons (as in effect as of the date of this Agreement), and (ii) include and cause to be maintained in effect in the certificate of incorporation and bylaws of the Surviving Corporation (or any successor thereto) provisions regarding limitation of liability of directors, indemnification of officers and directors and advancement of expenses which are no less advantageous to the Persons referred to in clause "(i)" of this Section 5.5(a) than the provisions existing as of the date of this Agreement.

                                      41.

          (b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain or cause to be maintained in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring at or prior to the Effective Time, the current policies of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that Parent or the Surviving Corporation may substitute for the Existing Policy a policy or policies with coverage of at least the same amounts and containing terms and conditions which are no less favorable to the insured in the aggregate than the terms and conditions of the Existing Policy; provided, further, that (i) in no event shall Parent or the Surviving Corporation be required to expend an amount in excess of 150% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy, and (ii) if the annual premiums of such insurance coverage exceed the maximum amount referred to in clause "(i)" of this Section 5.5(b), the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum.

     5.6 Reorganization. Each of the Company and Parent agrees not to take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

     5.7  Additional Agreements.

          (a) Subject to Section 5.7(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

          (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Acquired Company Proprietary Asset, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or

                                      42.

to commit to cause any of the Acquired Companies to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith, based upon advice of outside counsel, that contesting such Legal Proceeding is not reasonably likely to be successful or is likely to result in material costs to Parent.

     5.8 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of March 22, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     5.9 Disclosure. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company shall consult with each other before issuing any other press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement.

     5.10  Tax Matters.

          (a) At or prior to the filing of the Form S-4 Registration Statement, Parent and Merger Sub and the Company shall execute and deliver to Cooley Godward LLP and to Brobeck Phleger & Harrison LLP tax representation letters substantially in the forms attached as Exhibit H-1 and H-2, as applicable;

          (b) Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Brobeck Phleger & Harrison LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to
Section 5.10(a);

          (c) Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under
Section 368(a)(1) of the Code; and

          (d)  Following delivery of the tax representation letters pursuant to
Section 5.10(a), each of Parent and the Company shall use its commercially reasonable efforts to cause Cooley Godward LLP and Brobeck Phleger & Harrison LLP, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters delivered pursuant to Section 5.10(a).

     5.11 Nasdaq Listing. Parent shall use commercially reasonable efforts to have the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

     5.12 Access to Information. During the Pre-Closing Period, Parent shall, and shall cause its Representatives, to: (a) provide the Company and its Representatives with reasonable

                                      43.

access at all reasonable times to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and its Subsidiaries; and (b) provide the Company and its Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and its Subsidiaries, and with such additional financial, operating and other data and information regarding Parent and its Subsidiaries, as the Company may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement.

     5.13 Advice of Changes. During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (a) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Letter; (d) any material breach of any covenant or obligation of Parent; and (e) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent. No notification given to the Company pursuant to this
Section 5.13 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1  Accuracy of Representations.

     The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not

                                      44.

reasonably be expected to have, a Material Adverse Effect on the Acquired Companies; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

     6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     6.4 Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

     6.5 Consents. All Consents identified in Part 6.5 of the Company Disclosure Letter shall have been obtained and shall be in full force and effect, and all other Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained or made or shall have expired and shall be in full force and effect.

     6.6 Agreements and Documents. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements, executed by each Affiliate, as contemplated by Section 4.6;

          (b) Employment and Noncompetition Agreements in the form of Exhibit I, executed by each Person identified on Schedule 6.6(b);

          (c) a letter from Ernst & Young LLP, dated as of the Closing Date and addressed to Parent, in form and substance reasonably acceptable to Parent, updating the letter referred to in Section 4.5;

          (d) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.10);

                                      45.

          (e) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.5, 6.7 and 6.11 have been duly satisfied;

          (f) the written resignations of all directors of the Company, effective as of the Effective Time (it being understood that any such resignation shall not be deemed to be a voluntary termination of employment under existing employment, severance or similar agreements); and

          (g) the written resignations of all directors and officers of each of the Acquired Companies (other than the Company), effective as of the Effective Time.

     6.7 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Companies, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

     6.8 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     6.9 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to notice of issuance.

     6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.11 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body (other than a court or similar tribunal) is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body (other than a court or similar tribunal)in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Companies; or (e) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

                                      46.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY.

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following:

     7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     7.4 Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

     7.5 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) a legal opinion of Brobeck Phleger & Harrison LLP, dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Brobeck Phleger & Harrison LLP may rely upon tax representation letters including those referred to in
Section 5.10); and

          (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2 and
7.7 have been duly satisfied.

     7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body required to be obtained in connection with the Merger and

                                      47.

the other transactions contemplated by this Agreement shall have been obtained or made or shall have expired and shall be in full force and effect.

     7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to notice of issuance.

     7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

SECTION 8. TERMINATION.

     8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the Required Company Stockholder Approval):

          (a) by mutual written consent of the Boards of Directors of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated by October 31, 2000 (the "End Date") (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time); provided, however, that if, between the date of this Agreement and the Closing, the trading price of the Parent Common Stock declines and, as a result of such decline, Parent is required to issue additional shares of Parent Common Stock such that the approval of the stockholders of Parent with respect to the issuance of the shares of Parent Common Stock in the Merger is required by applicable Nasdaq rules, either party may in its discretion extend the End Date for up to 90 days;

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Parent or the Company, if (i) the Company Stockholders' Meeting shall have been held (either on the date for which such meeting was originally scheduled or pursuant to any adjournment or postponement thereof) and
(ii) the Required Company Stockholder Approval was not obtained at such meeting (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement);

          (e) by Parent (at any time prior to Required Company Stockholder Approval) if a Triggering Event shall have occurred;

                                      48.

          (f) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach; or

          (g) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach.

     8.2  Notice of Termination; Effect of Termination. Any termination under
Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party shall have any liability or obligation arising out of or otherwise by virtue of this Agreement; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any intentional breach of this Agreement and (iii) no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3  Expenses; Termination Fees.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided,

                                      49.

however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with the printing and filing of the Form S-4 Registration Statement and the Proxy Statement/Prospectus and any amendments or supplements thereto.

          (b) If this Agreement is terminated by Parent pursuant to Section 8.1(e) then the Company shall pay to Parent (at the time specified in Section 8.3(c)), a nonrefundable fee in the amount of $5,500,000 (the "Termination Fee") in cash within three days of such termination.

          (c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and, after the date of this Agreement and prior to the time of such termination, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then the Company shall pay to Parent in cash a nonrefundable fee in the amount of $1,833,333 (the "Initial Termination Fee"), such fee to be paid prior to such termination (in the case of termination by the Company) or within two days after such termination (in the case of termination by Parent). If, within 365 days after the payment of the Initial Termination Fee, an Acquisition Transaction (other than with Parent or one of Parent's Affiliates) is consummated, or the Company enters into a definitive agreement with respect to an Acquisition Transaction (other than with Parent or one of Parent's Affiliates), the Company shall pay to Parent in cash an additional nonrefundable fee of $3,666,667, such fee to be paid at or prior to the consummation of such Acquisition Transaction or the entering into of such definitive agreement, whichever is earlier. For purposes of this Section 8.3(c), the term "Acquisition Transaction" shall have the meaning assigned to it in Exhibit A except that all references to 20% shall be deemed to be references to 30%),

SECTION 9. MISCELLANEOUS PROVISIONS.

     9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the Required Company Stockholder Approval is obtained); provided, however, that after any such Required Company Stockholder Approval is obtained, no amendment shall be made which by law or NASD regulation requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2  Waiver.

          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of

                                      50.

such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof and is not intended to confer upon any person other than the Company, Parent and Merger Sub, any rights or remedies hereunder; provided, however, that, after the Effective Time (a) the stockholders of the Company will be third-party beneficiaries under this Agreement; (b) the Persons referred to in
Section 5.5(a) and Section 5.5(b) will be third-party beneficiaries under those Sections, and (c) the Continuing Employees will be third-party beneficiaries under Section 5.3(d).

     9.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     9.6 Applicable Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between any of the parties, arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in any other state or federal court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process in the manner contemplated by Section 9.10.

     9.7 Disclosure Letter. Each of the Company Disclosure Letter and the Parent Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 3, respectively, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or 3, respectively, and shall not be deemed to relate to or to qualify any other representation or warranty unless such relationship or qualification is reasonably apparent.

     9.8 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

                                      51.

     9.9 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the parties' rights hereunder may be assigned by any of the parties without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

     9.10 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) one business day after sent by internationally recognized courier or express delivery service (such as Federal Express) or by facsimile (with confirmation of receipt)), to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

           if to Parent:      Clarent Corporation
                              700 Chesapeake Drive
                              Redwood city, CA 94063
                              Telephone: (650) 306-7511
                              Facsimile: (650) 306-7512
                              Attention: Chief Executive Officer

           with a copy (which shall not constitute notice) to:


                              Cooley Godward LLP
                              Five Palo Alto Square
                              3000 El Camino Real
                              Palo Alto, CA 94306-2155
                              Telephone: (650) 843-5090
                              Facsimile: (650) 849-7400
                              Attention: Deborah J. Ludewig

           if to Merger Sub:  Copper Acquisition Sub, Inc.
                              700 Chesapeake Drive
                              Redwood city, CA 94063
                              Telephone: (650) 306-7511
                              Facsimile: (650) 306-7512
                              Attention: Chief Executive Officer

           with a copy (which shall not constitute notice) to:

                              Cooley Godward LLP
                              Five Palo Alto Square
                              3000 El Camino Real
                              Palo Alto, CA 94306-2155
                              Telephone: (650) 843-5090
                              Facsimile: (650) 849-7400
                              Attention: Deborah J. Ludewig

                                      52.

           if to the Company: ACT Networks, Inc.
                              26707 W. Agoura Road
                              Calabasas, CA 91302
                              Telephone: (818) 871-6400
                              Facsimile: (818) 871-6405
                              Attention: Chief Executive Officer

           with a copy (which shall not constitute notice) to:

                              Brobeck, Phleger & Harrison LLP
                              550 South Hope Street
                              Los Angeles, California 90071
                              Telephone: (213) 489-4060
                              Facsimile: (213) 745-3345
                              Attention: Richard S. Chernicoff

     9.11 Cooperation. The Company agrees to cooperate in a reasonable manner with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement

     9.12 Heading. The headings contained in this Agreement are for reference purposes only and shall not be used in the construction or interpretation of this Agreement.

     9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     9.14  Construction.

           (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                                      53.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

          (f) A reference to any legislation or to any provision of any legislation shall include any modifications or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                                      54.

     In Witness Whereof, the parties have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first above written.

                                    Clarent Corporation


                                    By:_______________________________________

                                    Printed Name: Richard J. Heaps

                                    Title:  Chief Operating Officer and Chief
                                            Financial Officer


                                    Copper Acquisition Sub, Inc.


                                    By:_______________________________________

                                    Printed Name:  Richard J. Heaps

                                    Title:  President, Chief Executive Officer
                                            and Chief Financial Officer


                                    ACT Networks, Inc.


                                    By:_______________________________________

                                    Printed Name:_____________________________

                                    Title:____________________________________


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                SIGNATURE PAGE

                                Exhibits Index

Exhibit A.......... Certain Definitions


Exhibit B.......... Company Stockholders who have executed Voting Agreements


Exhibit C.......... Form of Voting Agreement for Company Stockholders


Exhibit D.......... Individuals executing Company Affiliate Agreement in Form of
                    Exhibit E


Exhibit E.......... Form of Affiliate Agreement for Company Affiliates


Exhibit F.......... Form of Option Agreement


Exhibit G-1........ Form of Surviving Corporation Articles of Incorporation


Exhibit G-2........ Form of Surviving Corporation Bylaws


Exhibit H-1........ Form of Tax Representation Letter to be delivered by Parent and Merger Sub


Exhibit H-2........ Form of Tax Representation Letter to be delivered by Company


Exhibit I.......... Form of Employment and Noncompetition Agreement

                                      i.

                                   Exhibit A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquired Company Contract.  "Acquired Company Contract" shall mean any
Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

     Acquired Company Proprietary Asset. "Acquired Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Companies or otherwise used by any of the Acquired Companies, and material to the business of any of the Acquired Companies as presently conducted.

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of related transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Companies is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act) of Persons directly or indirectly acquires the Company or more than 50% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) in which any of the Acquired Companies issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

          (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company; or

          (c)  any liquidation or dissolution of the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     Closing Price. "Closing Price" shall mean the 4:00 p.m. (Eastern Time) closing price of a share of Parent Common Stock as reported on Nasdaq for the trading day immediately preceding the day on which the Effective Time occurs.

     Company Disclosure Letter. "Company Disclosure Letter" shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

     Company Common Stock. "Company Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern,

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

     Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq).

     Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Companies if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or the Stock Option Agreement or to perform any of its obligations under the Agreement or the Stock Option Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement. Notwithstanding the foregoing:

                 (A) none of the following shall be deemed, in and of itself, to constitute a Material Adverse Effect on the Acquired
                     Companies: (1) any event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the economy in general or conditions affecting the industry in which the Acquired Companies operates, or
                     (2) a decline in the stock price of the Company; and

                 (B) none of the following shall be deemed, in and of itself, to constitute a Material Adverse Effect on Parent: (1) any event, violation, inaccuracy, circumstance or other matter that results from conditions affecting the economy in general or conditions affecting the industry in which Parent or its Subsidiaries operates, or (2) a decline in the stock price of Parent.

In addition to the foregoing, a Legal Proceeding that is commenced by or on behalf of one or more of the Company's stockholders against the directors of the Company after the receipt by the Company of a Superior Offer (to the extent that such Legal Proceeding relates to such Superior Offer) shall be disregarded for the purposes of determining whether a Material Adverse Effect on the Acquired Companies has occurred or could reasonably be expected to occur.

     Materials of Environmental Concern. "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     Nasdaq. "Nasdaq" shall mean the Nasdaq National Market.

     Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $.001 par value per share, of Parent.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset in any jurisdiction in the world; or (b) right to use or exploit any of the foregoing in any jurisdiction in the world.

     Proxy Statement/Prospectus. "Proxy Statement/Prospectus" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting which also constitutes the prospectus of Parent relating to the offer and sale of shares of Parent Common Stock pursuant to the Agreement, in the form reasonably agreed upon by the Company and Parent.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Transaction involving the acquisition (whether by way of merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction) of more than 50% of the outstanding voting securities of the Company or the sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the business or assets of the Company on terms that the Board of Directors of the Company determines, in its good faith judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if it is not reasonably likely to be completed.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Triggering Event. A "Triggering Event" shall be deemed to have occurred if:
(i) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption of the Agreement; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of

Directors of the Company in favor of the adoption of the Agreement; (iii) after an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, the Board of Directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption of the Agreement within five business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or Contract relating to a transaction or series of transactions that, if consummated, would result in an Acquisition Transaction; (vi) the Company shall have breached in any material respect any of its obligations under Section 4.4 or Section 5.1(a) of the Agreement; (vii) a tender or exchange offer relating to securities of the Company that, if consummated, would result in an Acquisition Transaction, shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is announced; or (ix) the Company breaches or is deemed to have breached in any material respect any of its obligations under Section 4.3 of the Agreement.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of March 31, 2000, as previously provided to Parent.

                               Table of Contents

                                                                                                     Page
Section 1.      DESCRIPTION OF TRANSACTION..........................................................   2

       1.1      Merger of Merger Sub into the Company...............................................   2
       1.2      Closing; Effective Time.............................................................   2
       1.3      Effect of the Merger................................................................   2
       1.4      Subsequent Action...................................................................   2
       1.5      Certificate of Incorporation and Bylaws; Directors and Officers.....................   2
       1.6      Conversion of Shares................................................................   3
       1.7      Stock Options.......................................................................   4
       1.8      Closing of the Company's Transfer Books.............................................   4
       1.9      Exchange of Certificates............................................................   4
       1.10     Tax Consequences....................................................................   6
       1.11     Accounting Consequences.............................................................   6

Section 2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................   6

       2.1      Due Organization; Subsidiaries; Etc.................................................   6
       2.2      Certificate of Incorporation and Bylaws.............................................   7
       2.3      Capitalization, Etc.................................................................   7
       2.4      SEC Filings; Financial Statements...................................................   9
       2.5      Absence of Changes..................................................................  10
       2.6      Leasehold; Real Property; Equipment.................................................  11
       2.7      Receivables; Customers..............................................................  12
       2.8      Proprietary Assets..................................................................  12
       2.9      Contracts...........................................................................  15
       2.10     Sale of Products; Performance of Services...........................................  17
       2.11     Liabilities.........................................................................  18
       2.12     Compliance with Legal Requirements..................................................  18
       2.13     Certain Business Practices..........................................................  18
       2.14     Governmental Authorizations.........................................................  19
       2.15     Tax Matters.........................................................................  19
       2.16     Employee and Labor Matters; Benefit Plans...........................................  20
       2.17     Environmental Matters...............................................................  23

                               Table Of Contents
                                  (continued)

                                                                                                    Page
       2.18     Insurance...........................................................................  23
       2.19     Transactions with Affiliates........................................................  23
       2.20     Legal Proceedings; Orders...........................................................  24
       2.21     Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement...  24
       2.22     Inapplicability of Section 2115 of California Corporations Code.....................  25
       2.23     Vote Required.......................................................................  25
       2.24     Non-Contravention; Consents.........................................................  25
       2.25     Fairness Opinion....................................................................  26
       2.26     Financial Advisor...................................................................  26
       2.27     Disclosure..........................................................................  26

Section 3.      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................  26

       3.1      Organization, Standing and Power....................................................  27
       3.2      Capitalization, Etc.................................................................  27
       3.3      SEC Filings; Financial Statements...................................................  27
       3.4      Disclosure..........................................................................  28
       3.5      Authority; Binding Nature of Agreement..............................................  28
       3.6      Non-Contravention; Consents.........................................................  29
       3.7      Absence of Changes..................................................................  30
       3.8      Financial Advisor...................................................................  30
       3.9      Valid Issuance......................................................................  30

Section 4.      CERTAIN COVENANTS OF THE COMPANY....................................................  30

       4.1      Access and Investigation............................................................  30
       4.2      Operation of the Company's Business.................................................  31
       4.3      No Solicitation.....................................................................  34
       4.4      Company Stockholders' Meeting.......................................................  36
       4.5      Letter of the Company's Accountants.................................................  37

Section 5.      ADDITIONAL COVENANTS OF THE PARTIES.................................................  37

       5.1      Registration Statement; Proxy Statement/Prospectus..................................  37
       5.2      Regulatory Approvals................................................................  38
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       5.3      Stock Options.......................................................................  39
       5.4      Form S-8............................................................................  41
       5.5      Indemnification of Officers and Directors...........................................  41
       5.6      Reorganization......................................................................  41
       5.7      Additional Agreements...............................................................  41
       5.8      Confidentiality.....................................................................  42
       5.9      Disclosure..........................................................................  42
       5.10     Tax Matters.........................................................................  42
       5.11     Nasdaq Listing......................................................................  43
       5.12     Access to Information...............................................................  43
       5.13     Advice of Changes...................................................................  43

Section 6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB........................  44

       6.1      Accuracy of Representations.........................................................  44
       6.2      Performance of Covenants............................................................  44
       6.3      Effectiveness of Registration Statement.............................................  44
       6.4      Stockholder Approval................................................................  44
       6.5      Consents............................................................................  44
       6.6      Agreements and Documents............................................................  45
       6.7      No Material Adverse Effect..........................................................  45
       6.8      HSR Act.............................................................................  45
       6.9      Listing.............................................................................  45
       6.10     No Restraints.......................................................................  45
       6.11     No Governmental Litigation..........................................................  45

Section 7.      CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY...................................  46

       7.1      Accuracy of Representations.........................................................  46
       7.2      Performance of Covenants............................................................  46
       7.3      Effectiveness of Registration Statement.............................................  46
       7.4      Stockholder Approval................................................................  46
       7.5      Agreements and Documents............................................................  47
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       7.6      HSR Act.............................................................................  47
       7.7      Listing.............................................................................  47
       7.8      No Restraints.......................................................................  47

Section 8.      TERMINATION.......................................................................... 47

       8.1      Termination.........................................................................  47
       8.2      Notice of Termination; Effect of Termination........................................  49
       8.3      Expenses; Termination Fees..........................................................  49

Section 9.      MISCELLANEOUS PROVISIONS............................................................  49

       9.1      Amendment...........................................................................  49
       9.2      Waiver..............................................................................  50
       9.3      No Survival of Representations and Warranties.......................................  50
       9.4      Entire Agreement; No Third-Party Beneficiaries......................................  50
       9.6      Applicable Law; Jurisdiction........................................................  50
       9.7      Disclosure Letter...................................................................  51
       9.8      Attorneys' Fees.....................................................................  51
       9.9      Assignability.......................................................................  51
       9.10     Notices.............................................................................  51
       9.11     Cooperation.........................................................................  52
       9.12     Heading.............................................................................  52
       9.13     Severability........................................................................  52
       9.14     Construction........................................................................  53
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